Exhibit 10.34

Cabot Microelectronics Corporation Code of Business Conduct

0.0	CABOT MICROELECTRONICS CORPORATION’S VISION AND VALUES

1.0	A LETTER FROM THE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

2.0	INTRODUCTION

3.0	YOU AND YOUR JOB AT CABOT MICROELECTRONICS
3.1	Communications Channels
3.2	Personal Conduct
3.3	Work Environment
3.4	Employee Privacy
3.5	Protecting CMC’s Assets
3.5.1	Physical Assets
3.5.2	Financial Assets
3.5.3	CMC Information and Communication Systems
3.5.4	Proprietary Information
3.5.4.1	Inadvertent Disclosure
3.5.4.2	Direct Requests for Information and Contacts with the Press, Analysts, Attorneys and Others
3.5.4.3	Using Proprietary Information
3.5.5	CMC Intellectual Property Rights
3.5.6	Leaving CMC
3.5.7	Legal Remedies
3.6	Recording, Reporting and Retaining Information
3.7	Authority to Make Commitments on Behalf of CMC

4.0	DEALING WITH OTHERS OUTSIDE OF CABOT MICROELECTRONICS
4.1	Bribes, Gifts and Entertainment
4.1.1	Business Amenities
4.1.2	Receiving Gifts
4.1.3	Referral Fees
4.1.4	Giving Gifts
4.1.5	Relationships with Government Employees
4.1.6	Public Official and Campaign Visits, Speaking Engagements and Honoraria
4.2	Complying with Laws
4.2.1	Competition
4.2.2	Export
4.2.3	Antiboycott
4.2.4	Import
4.2.5	The Environment
4.2.6	Lobbying
4.2.7	Accounting, Financial Reporting and Disclosure Obligations

5.0	FURTHER GUIDANCE REGARDING WORKING WITH CUSTOMERS, SUPPLIERS AND OTHER OUTSIDE PARTIES
5.1	Avoiding Misrepresentation
5.2	Dealing with Suppliers
5.2.1	Avoiding Reciprocal Dealing
5.3	Competing in the Field
5.3.1	Working with Customers and Avoiding False and Misleading Statements about Competitors
5.4	Relationships with Other Organizations Related to Our Industry or Business
5.4.1	Complementary Third Parties
5.4.2	Business Contacts with Competitors
5.4.3	Prohibitions
5.5	Acquiring and Using Information about Others
5.6	Information Owned by Others
5.6.1	Receiving Information that May Be Confidential or Have Restrictions on Its Use
5.6.2	Acquiring Software
5.7	Using Trademarks
6.0	YOUR OWN ACTIVITIES
6.1	Conflicts of Interest
6.1.1	Assisting a Competitor
6.1.2	Competing against CMC
6.1.3	Supplying CMC
6.1.4	Personal Financial Interests
6.1.4.1	Publicly Traded Securities
6.1.4.2	Closely Held Organizations
6.2	Using Inside Information and Insider Trading
6.3	Using CMC's Time and Assets
6.4	Public Service
6.5	Participation in Political Life
6.5.1	Speaking Out
6.6	Someone Close to You Working in the Industry

7.0	SOME ADDITIONAL GUIDANCE

8.0	CODE OF BUSINESS CONDUCT CERTIFICATION

0.0	CABOT MICROELECTRONICS CORPORATION’S VISION AND VALUES

Vision

Be the trusted industry partner, providing high quality solutions with speed, and delivering superior cost of ownership.  Our mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today’s challenges and help enable tomorrow’s technology.  Our purpose is perfecting the surfaces of tomorrow.

Values

Integrity
•	We are honest and ethical in all of our dealings with all of our employees, customers, business partners, suppliers, competitors, and other stakeholders.
•	We adhere to all laws, regulations, and our business practices.

Respect
•	We value people’s differences.
•	We value diverse opinions, we listen and learn.
•	We treat people fairly and respect their need for work/life balance.
•	We provide honest, constructive, and discreet feedback.

Courage
•	We have the strength and willingness to take risks and do what is right.

Accountability
•	We admit mistakes, we learn from our mistakes, we ask for help.
•	We take ownership and responsibility for our actions and performance.
•	We take initiative to make a difference and to help.
•	We focus on results.
•	We recognize and celebrate our successes.

Excellence
•	We value the talent, ambition, and drive of each employee to be his or her best and to achieve superior results.

1.0 A LETTER FROM THE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dear Fellow CMC Employee:

This Code of Business Conduct essentially is about Cabot Microelectronics’ Vision and Values, which are the foundation of our company.  We have recently revised our Vision, after thoughtful analysis by a team of our fellow employees throughout the business, to more comprehensively reflect our business today.  Our Values, which include Integrity, Respect and Accountability, remain the same, and along with our Vision, act as the starting point for all of our actions.

Each employee has the responsibility to act according to our Vision and Values.  CMC operates in one of the most competitive and fast-moving industries, and this environment emphasizes the importance of each employee's responsibility to exercise sound business judgment and act ethically. This Code of Business Conduct gives you the basic guidelines for understanding your responsibilities.

While we each know that ethical behavior is important in its own right, it also is essential to our business success because it fosters our relationships with our customers, suppliers, communities in which we operate, and other stakeholders.

We ask you to read our Code of Business Conduct, follow it, and continue to exhibit the Vision and Values and ethical conduct that have been a fundamental principle of our company since our beginning.

William P. Noglows
Chairman, President and Chief Executive Officer
December, 2009

2.0 INTRODUCTION

At Cabot Microelectronics Corporation, the Chief Executive Officer and other executive officers, along with CMC’s Board of Directors, are responsible for setting standards of business ethics and overseeing compliance with these standards for CMC and its subsidiaries (“CMC”). It is the individual responsibility of each employee (including directors and officers) of CMC and its subsidiaries (“CMC employees”) to comply with these standards.

As CMC employees, we frequently encounter a variety of ethical and legal questions. We should decide these situations in ways that are consistent with CMC’s Vision and Values. CMC expects all employees to obey the law and to act ethically. CMC’s Code of Business Conduct provides general guidance for resolving a variety of legal and ethical questions for CMC employees.

Because rapid changes in our business and industry present new ethical and legal issues on an ongoing basis, no one set of guidelines should be considered the definitive statement for all circumstances. If you have any questions about interpreting or applying this Code of Business Conduct--or about guidelines and procedures published by CMC or its subsidiaries or operating units --it is your responsibility to consult your manager, the Human Resources Department or the Office of the CMC General Counsel.  A violation of any CMC guidelines or this Code of Business Conduct can result in disciplinary action, including dismissal.

Each section of this Code of Business Conduct covers an area in which we have responsibilities to CMC as employees:
-	Personal conduct and protection of CMC’s assets
-	Obligations in conducting CMC’s business with other people and organizations
-	Conflicts of interest and other considerations affecting CMC that may arise from our own activities

Our responsibilities as CMC employees generally can be summarized as:
-	Acting according to CMC’s Vision and Values
-	Acting honestly
-	Treating others fairly
-	Protecting CMC’s physical and intellectual property
-	Avoiding conflicts of interest
-	Complying with laws

While CMC employees are expected to comply with all of the provisions of CMC’s Code of Business Conduct, certain sections of the Code will be more applicable to certain of our employees, depending on their job responsibilities (for example, Section 5 will be especially informative for those CMC employees whose jobs involve working with our customers, suppliers or other outside organizations, like research universities or laboratories).

3.0 YOU AND YOUR JOB AT CMC

3.1 Communications Channels

If you know of an unlawful or unethical situation, or become aware of or are concerned about any violation or potential violation of the Code of Business Conduct, you should immediately tell CMC whatever you know or have heard about it; you can do so in one of several ways.  Contacting your manager is the best place to start, but you can also contact CMC’s Human Resources Department, CMC counsel, including CMC’s General Counsel, who has been designated CMC’s Compliance Officer, CMC’s Director of Internal Audit, or any other CMC manager.

To report any concern you may have, you may contact us in person, on the phone, through email, or in writing, either by identifying yourself or anonymously:

-	You may call the CMC Ethics Line at 630/499-2702 (either direct or collect);

-	You may send an email to Ethics_Email@cabotcmp.com;

-	You may contact directly any member of our Board of Directors, including any member of our Board’s Audit Committee by sending an email to Audit_Committee@cabotcmp.com;

-	We also have instituted an independent, multi-language contact that you may access from the places in which we do business in a wide variety of languages:

-	via email to www.listenupreports.com

-	via letter to Listen Up Reports, Box 274, Highland Park, IL, USA, 60035

-	via phone, per country:

China: 10-800-130-0614
France: 0800-909-260
Germany: 0800-182-4524
Japan: 0053-113-0898
Korea: 0030-813-1350
Singapore: 0800-130-1147
Taiwan: 0800-114-8528
United Kingdom: 0800-032-5546
United States: 866-398-0010

CMC will promptly review your report of unlawful or unethical conduct, and CMC will not tolerate threats or acts of retaliation against you for notifying us of your concerns.

3.2 Personal Conduct

We should never take for granted CMC's reputation for integrity and business ethics – it’s in each of our hands.  To maintain that reputation, you must follow all of CMC’s Code of Business Conduct and exercise good judgment in your decisions and actions.

If CMC finds that your conduct on or off the job adversely affects your performance, that of other employees, or CMC’s legitimate business interests, you can be subject to disciplinary measures, including dismissal.

3.3 Work Environment

CMC strives to maintain a healthy, safe and productive work environment that is free from discrimination or harassment based on race, color, religion, sex, sexual orientation, age, national origin, disability, genetic information or other factors that are unrelated to CMC’s legitimate business interests. CMC will not tolerate sexual advances, actions or comments or racial or religious slurs, jokes or any other comments or conduct in the workplace that creates, encourages or permits an offensive, intimidating or inappropriate work environment.

If you believe that you are subject to such conduct, or have observed others subject to such conduct, you should tell CMC through any of the communication channels that you feel most comfortable in using – your manager, the Human Resources Department, CMC counsel, or any of the communications channels referenced above. Your complaint of such conduct will be reviewed promptly.  Employees who are found to have engaged in harassment or discrimination, or to have misused their positions of authority in this regard, will be subject to disciplinary measures, including dismissal.

Other conduct that is prohibited because of its adverse impact on the work environment includes: (1) threats; (2) violent behavior; (3) the possession of weapons of any type; (4) the use of recording devices, including videophones and Web cameras, for other than management approved purposes; and (5) the use, distribution, sale or possession of illegal drugs or any other controlled substance, except for approved medical purposes. In addition, employees should not be on CMC premises, in the CMC work environment or at CMC-sponsored events if they are under the influence of or affected by illegal drugs, controlled substances used for nonmedical purposes or alcoholic beverages. Consumption of alcoholic beverages on CMC premises is only permitted, with prior management approval, for company-sponsored events.

3.4 Employee Privacy

CMC and CMC authorized companies and individuals collect and maintain personal information that relates to your employment, including compensation, medical and benefit information. Because CMC is a global organization with business processes, management structures and technical systems that cross country borders, you acknowledge that, to run its business, CMC and its authorized companies may transfer personal information about you as a CMC employee to any of the countries where we do business. While not all countries have a data protection law, CMC has world-wide policies that are intended to protect information wherever it is stored or processed. For example, access to your personal information is restricted to people with a need to know. Personal information is normally released to outside parties only with employee approval, except that CMC and authorized companies and individuals may also release personal information to verify employment, to satisfy the legitimate requirements of a company or other entity which is considering acquiring some of CMC's business operations, or for appropriate investigatory, business or legal reasons. Employees who have access to personal information must ensure that the information is not disclosed in violation of CMC's policies or practices.

Personal items, messages or information that you consider personal or private should not be placed or kept anywhere in the CMC workplace, such as in computers, laptops, handheld devices (e.g., blackberrys), telephone systems, office systems, electronic files, desks, credenzas, cubicles, lockers, or offices.  CMC’s management has the right to access those areas and any other CMC furnished facilities. Additionally, in order to protect its employees and assets, CMC may ask to search an employee's personal property, including briefcases and bags, located on or being removed from CMC locations; the employee is expected to cooperate with such a request. Employees, however, should not access another employee's workspace, including laptops or electronic files, without prior approval from management.

3.5 Protecting CMC's Assets

CMC has a large variety of assets. Many are of great value to CMC's competitiveness and success as a business. They include our physical, financial and information assets and our extremely valuable proprietary information, such as CMC's intellectual property and CMC’s confidential information.

Protecting all of these assets is critical. Their loss, theft or misuse jeopardizes the future of CMC.

You are personally responsible for protecting CMC’s property entrusted to you and for helping to protect the company's assets in general. To do this, you should be aware of and understand CMC's security and information protection procedures. You should be alert to any situations or incidents that could lead to the loss, misuse or theft of company assets and property. You should report all such situations to your manager or the Office of the General Counsel as soon as they come to your attention.

Let’s review the types of assets you should be concerned about protecting, and your related responsibilities.

3.5.1 Physical Assets

CMC's physical assets, such as equipment, systems, facilities, corporate charge cards and supplies, must be used only for conducting CMC's business or for purposes authorized by management.

3.5.2 Financial Assets

CMC’s financial assets and funds must be used properly, accurately, and only for conducting CMC’s business.  No undisclosed or unrecorded fund or asset of CMC may be established for any purpose.  No entity, fund or asset of CMC may be created or maintained for any purpose that is not properly reflected in CMC’s books and records.  No payment on behalf of CMC may be approved or made with the intention, understanding or awareness that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

3.5.3 CMC Information and Communication Systems

CMC's information and communication systems, including CMC connections to the Internet, are vital to CMC's business; you should only use them for appropriate purposes. You can use them for conducting CMC business or for other incidental purposes authorized by your management or by applicable CMC guidelines, such as those on Internet use. For example, it is inappropriate to use CMC systems to visit Internet sites that feature sexual content or that advocate intolerance of others. It is also inappropriate to use them in a manner that interferes with your productivity or the productivity of others. You are responsible to ensure that your use of CMC systems is appropriate; inappropriate use of our systems is a misuse of CMC assets.

3.5.4 Proprietary Information

CMC proprietary information is any information that is owned by CMC, including information in CMC databases. Much, but not all, of CMC proprietary information is confidential. It may also be subject to copyright, patent or other intellectual property or legal rights. Proprietary information includes such things as: CMC's technical, manufacturing or scientific information relating to current and future products, offerings, and research; formulas and formulations; work instructions; business or marketing plans or projections; merger and acquisition plans or materials; earnings and other financial data; personnel information including organizational changes; and software.

CMC's proprietary information is the result of the ideas and hard work of many of your fellow employees and of substantial investments by CMC in planning, research and development. This information, particularly CMC confidential information, gives CMC a competitive advantage in the marketplace, and CMC would be damaged if its competitors learned of it.

The value of CMC's proprietary information is well known not only to CMC's competitors but also to others in the industry, such as security analysts, members of the press, and consultants. CMC would be harmed by unauthorized disclosures of its proprietary information to, or the unauthorized use of that information by, any of those people. For example, unauthorized disclosure of an unannounced CMC product can hurt us by giving competitors more time to match our product. Or, unauthorized disclosure of financial information or issues with particular suppliers or customers, or potential or existing partners, whether positive or negative, can impact our stock and our responsibilities with respect to securities laws.  Another example is unauthorized disclosure of an unannounced organizational or personnel change that can adversely affect employee morale and can interfere with our plans.

As a CMC employee, you will have access to information that CMC considers proprietary. Given outside interest in CMC and the increasingly competitive nature of our industry, you might come into contact with someone who is interested in acquiring CMC proprietary information.  It is critical that you do not disclose or distribute that information except as authorized by CMC and that you follow all CMC safeguards for protecting that information.

3.5.4.1 Inadvertent Disclosure

You should be careful to avoid the inadvertent disclosure of proprietary information.

To avoid inadvertent disclosure, never discuss with any unauthorized person proprietary information that CMC considers confidential or which CMC has not made public. Furthermore, you should not discuss such information even with authorized CMC employees if you are in the presence of others who are not authorized—for example, at a trade show reception or in a public area, such as an airplane, or when using a cellular or wireless telephone or an electronic bulletin board or database.  You should also not discuss such information with family members or with friends, who might innocently or unintentionally pass the information on to someone else.

Finally, keep in mind that a harmful disclosure may start with the smallest leak of bits of information. Fragments of information you disclose may be pieced together with fragments from other sources to form a fairly complete picture.

3.5.4.2 Direct Requests for Information and Contacts with the Press, Analysts, Attorneys and Others

CMC’s business activities are monitored closely by reporters, industry consultants and securities analysts. You should not initiate contact with these individuals or groups or respond to their inquiries without authorization as follows:

Reporters – CMC Chief Financial Officer
Consultants – CMC Chief Financial Officer
Securities or Financial Analysts - CMC Investor Relations

Similarly, if you receive a request for information on CMC from an attorney, investigator, law enforcement official, or government official or agency, you should not respond to their inquiries and instead refer the request to CMC’s General Counsel or Associate General Counsel – Intellectual Property.

If you do not know what functional area a questioner should be referred to, ask your manager before responding.

3.5.4.3 Using Proprietary Information

Besides your obligation to protect CMC proprietary information from unauthorized disclosure or distribution, you are also required as an employee to use such information only in connection with CMC's business. This obligation applies whether or not you developed the information yourself, and it applies by law in virtually all countries in which CMC does business.

3.5.5 CMC Intellectual Property Rights

When you joined CMC or its predecessor in interest (or a subsidiary before it became part of CMC), you were required to sign an agreement under which you, as an employee of CMC, assumed specific obligations relating to intellectual property as well as the treatment of confidential information. Among other things in the agreement, you assign to CMC all of your right, title, and interest in intellectual property you develop. The intellectual property you assign includes such things as ideas, inventions, computer programs and documents which relate to CMC's actual or anticipated business, research or development or that are suggested by, or result from, work or tasks you perform for, or on behalf of, CMC.  Subject to the laws of each country, this obligation applies no matter where or when--at work or after hours--such intellectual property is created. You must report that intellectual property to CMC, and protect it like any other proprietary information of the company. However, if you believe that your idea, invention, computer program, or other material neither falls within the area of CMC's actual or anticipated business interests, nor resulted from, nor was suggested by, any of your work assignments at CMC, you should discuss it with CMC’s Associate General Counsel – Intellectual Property. Throughout your employment with CMC, you should receive advice and direction from CMC’s Associate General Counsel – Intellectual Property before taking any action with respect to an invention that may be patentable, and provide her with copies of any patent you have applied for or obtained outside of CMC.

3.5.6 Leaving CMC

If you cease to be an employee of CMC for any reason, you must return all CMC property, including documents, media and devices which contain CMC proprietary information, and you may not disclose or use CMC proprietary information, including CMC confidential information. Also, CMC's ownership of intellectual property that you created while you were a CMC employee continues after you leave the company.

3.5.7 Legal Remedies

Regrettably, there have been cases in which CMC's physical, financial or intellectual property assets have been wrongfully taken or misused, or employees or former employees have violated their agreements with CMC with respect to protecting our property or refraining from competing against CMC. In some of these instances, CMC has not limited its response to disciplinary action against offending employees or former employees, but has taken legal action as well. Also, individuals can be subject to prosecution for their actions by government authorities and convicted of crimes for their part in stealing CMC assets.

CMC will continue to take every step necessary, including legal measures, to protect its assets.

3.6 Recording, Reporting and Retaining Information

You must record and report all information accurately and honestly.

Every employee records information of some kind and submits it to the company. For example: an engineer fills out a product test report; a marketing representative reports orders; an accountant records revenues and costs; a scientist prepares a research report; a quality technician completes a time-card; and, a product line manager makes an employee benefit claim. Each employee must accurately and honestly fill in reports.

One important report that many employees use is the expense account. Employees are entitled to reimbursement for reasonable expenses--but only if those expenses were actually incurred. To submit an expense account for meals not eaten, miles not driven, airline tickets not used or for any other expense not incurred is dishonest reporting and is prohibited.

Under various laws, such as tax and securities laws, environmental laws, or the Foreign Corrupt Practices Act, CMC is required to maintain books and records reflecting CMC's transactions. It is essential that these books and records are accurate. Regardless of whether reporting is required by law, dishonest reporting within CMC, for example to CMC management or internal auditors or during an internal investigation, or to CMC’s independent auditors or outside counsel, or to organizations and people outside the company, is strictly prohibited. This includes not only reporting information inaccurately but also organizing it in a way that is intended to mislead or misinform those who receive it. Employees must ensure that they do not make false or misleading statements in external financial reports, environmental monitoring reports and other documents submitted to or maintained for government agencies. Dishonest reporting can lead to civil or even criminal liability for you or CMC.  Employees who are found to have engaged in dishonest reporting, or to have misused their positions of authority in this regard, will be subject to disciplinary measures, including dismissal.

Employees must also comply with CMC’s Document Retention Policy in their retention and disposal of CMC documents, including information in any media, whether hard copy or electronic formats (e.g., email, word processing program, “pdf”, “world drive”, “thumb drive”, etc.).  Information whose retention period has expired pursuant to our Document Retention Policy should be disposed of as soon as possible, unless it is subject to a retention instruction from CMC counsel.

3.7 Authority to Make Commitments on Behalf of CMC

CMC’s management and contracting processes are designed to help CMC protect its assets and to provide the appropriate controls needed for CMC to run its business appropriately and effectively with its customers, suppliers, and other third parties.  These processes contain well-defined authority and delegations to certain organizations and levels of management for pricing and certain other contract terms and conditions, such as the provision of samples to customers without charge, customer credits, return material authorizations, and barter arrangements.  Making business commitments outside of these processes, through side arrangements or otherwise, is not acceptable; specifically, you should not make any oral or written commitments that create a new agreement or that modifies an existing agreement with a third party without approval, consistent with delegation levels, from the appropriate CMC organizations, such as Finance, Legal, Supplier Management, Global Business Team management and/or other line management.  In addition, all such commitments must be communicated to CMC Finance (Accounting) to help us ensure the accuracy of CMC’s books and records.  If you have any questions about a specific situation, you can contact CMC Finance or Legal personnel.

4.0 DEALING WITH OTHERS OUTSIDE OF CMC

4.1 Bribes, Gifts and Entertainment

Gifts offered by employees of different companies vary widely. They can range from widely distributed advertising novelties of nominal value, which you may give or accept, to bribes, which you  unquestionably may not give or accept.

Gifts include not only material goods, but also services, promotional premiums and discounts.

The following are CMC's guidelines on giving and receiving gifts and business amenities. Exceptions may be approved by an executive officer, but those exceptions must not be prohibited by law or known customer business practice.

4.1.1 Business Amenities

With management approval, you may give or accept customary business amenities, such as meals and entertainment, provided the expenses involved are kept at a reasonable level and are not prohibited by law or known customer business practice; in general, each CMC country entity has work rules that set forth these requirements. Suppliers, including CMC, frequently find it appropriate to provide education and briefings for their customers or suppliers. It is all right to provide or accept some services in connection with this type of activity, such as transportation, and food and lodging, if you have prior management approval.

4.1.2 Receiving Gifts

Neither you nor any member of your family may solicit or accept from a supplier or customer money or a gift that could influence or could reasonably give the appearance of influencing CMC's business relationship with that supplier or customer. However, unless CMC has specified to the contrary, you may accept promotional premiums and discounts offered by transportation companies, hotels, auto rental agencies and restaurants if they are based upon membership in bonus programs for individuals and are offered to travelers generally. Furthermore, you may accept a gift of nominal value, such as an advertising novelty, when it is customarily offered to others having a similar relationship with the customer or supplier. If you have any doubts about a particular situation, you should consult your manager.

If you are offered a gift which has more than nominal value or which is not customarily offered to others, or money, or if either arrives at your home or office, tell your manager immediately. Appropriate arrangements will be made to return or dispose of what has been received, and the supplier or customer will be reminded of CMC’s policy in this regard.

4.1.3 Referral Fees

When authorized by CMC, you may refer customers to third party vendors, such as CMC’s distributors, transportation and shipping entities, or support organizations. However, CMC employees may not accept or provide any fee, commission or other compensation for this type of activity from or to anyone.

4.1.4 Giving Gifts

You may not give money or any gift to an executive, official or employee (or related person) of any supplier, customer or any other organization if doing so would influence or could reasonably give the appearance of influencing the organization's relationship with CMC. You may, however, provide a gift of nominal value, such as a CMC advertising novelty, if it is not prohibited by law or the customer's, supplier’s or other organization’s known business practices; in general, each CMC country entity has work rules that set forth these requirements

4.1.5 Relationships with Government Employees

When we are dealing with government employees or those who act on the government's behalf, practices that are acceptable in the commercial business environment, such as providing education, transportation, meals, entertainment or other things of value, may be entirely unacceptable, and may even violate certain federal, state, local or foreign laws and regulations. Therefore, you must be aware of, and adhere to, the relevant laws and regulations governing relations between government employees and business entities in every country where you conduct business. You should contact the Office of the CMC General Counsel for guidance.

You must not give money or a gift to an official or an employee of a governmental entity if doing so could be reasonably construed as having any connection with CMC’s business relationship. U.S. and foreign laws often prohibit such actions: for example, the Foreign Corrupt Practices Act (FCPA), a U.S. law, makes it a crime to pay money or to give anything of value to a foreign official to assist the company or another to obtain or retain business with the government, whether the improper payment or gift is made directly by a company or indirectly through someone acting for the company. Any proposed payment or gift to a foreign official, political party or candidate must have prior review and approval by the CMC General Counsel, even if such payment or gift is common in that country. Keep in mind that foreign officials, under the FCPA, can include executives and employees of government-owned or sponsored corporations, such as universities, research laboratories and other entities such as industrial or science parks. Always ask if you have some doubt regarding government ownership or participation. If you are involved in a public sector or government-sponsored procurement, whether for goods or services (e.g., research and development services), you should not try to improperly influence the decisions of the customer or entity or obtain restricted information about the procurement; if you have questions about this, you should contact the Office of the General Counsel for guidance.

In countries where local customs call for giving gifts to customers or others on special occasions, you may, with prior approval from management and the CMC General Counsel, present gifts that are lawful, appropriate, and of nominal value, provided the action cannot be seen as seeking special favor (see above).

Furthermore, certain legal or ethical restrictions may exist with respect to the hiring by CMC of current or former employees of the government or their family members. You should consult with the CMC General Counsel before any attempts, even preliminary discussions, are made to hire any such persons.

4.1.6 Public Official and Campaign Visits, Speaking Engagements and Honoraria

CMC encourages public officials to make non-partisan visits to CMC locations to better understand our company, products, programs and our views on public policy issues.  However, political campaigning is not allowed on CMC property or on CMC’s behlaf.

Likewise, public officials, candidates and prominent former officials may request or be invited to speak at various CMC events. We generally do not pay honoraria or travel expenses since in many instances such a payment would not be lawful. You should review any matters in this area with CMC’s Office of the General Counsel.

4.2 Complying with Laws

CMC’s policy is to comply with all laws and regulations that apply to its business. As you conduct CMC's business, you may encounter a variety of legal issues, particularly in the areas described below. If you have questions on specific laws or regulations, contact CMC’s Office of the General Counsel.

4.2.1 Competition

Laws governing competition exist in most of the countries in which CMC does business. The purpose of competition laws, which also may be known as antitrust, monopoly, fair trade or cartel laws, is to prevent interference with the functioning of a competitive market system. While the purpose of such laws is primarily economic, their effect is often seen as going beyond consumer or customer welfare to protecting other values of society, including individual freedoms.

Under these laws, companies may not enter into agreements with other companies, including their distributors and competitors, however informally, that unreasonably restrict the functioning of the competitive system, such as price fixing, or dividing customers or territories.

Companies also may violate competition laws without acting jointly with other companies by, for example, illegally monopolizing or attempting to monopolize an industry or unlawfully abusing a dominant position through arrangements such as “tie-in”, certain pricing, or exclusive dealing arrangements.
CMC's policy is to comply fully with competition laws throughout the world. You can help by adhering to CMC’s Code of Business Conduct and related policies and procedures, by being sensitive to legal concerns under competition laws, and by raising any such concerns with CMC’s General Counsel.

4.2.2 Export

It is CMC’s policy to comply with the export control laws and regulations of all countries in which we do business. When certain CMC products and technical data are exported, CMC may have to obtain an export authorization from the U.S. or appropriate foreign government.

It is against the law to export without authorization or to facilitate the unauthorized export of CMC technology. Penalties for failure to comply with export laws and regulations are severe and can result in fines, loss of export privileges for our products and imprisonment.  If you have questions on export-related issues, talk with your manager or the CMC General Counsel.

4.2.3 Antiboycott

U.S. law prohibits CMC and its subsidiaries and affiliates and their agents from complying with or supporting a foreign country's boycott of a country that is "friendly" to the United States. CMC is also required to report promptly to the U.S. Government any request to support a boycott or to furnish information concerning a boycott. A foreign country or an entity associated with the country could make such a request in writing, orally in connection with a transaction or in a number of other ways. Examples of improper boycott requests are requests that we refuse to do business with a boycotted country, including its corporation and citizens, or with so-called blacklisted companies who do business with the boycotted country or that we provide information about activities in a boycotted country or implement letters of credit with boycott conditions. If you hear of a boycott or receive a request to support a boycott or to provide information related to a boycott, you should contact CMC’s General Counsel.

4.2.4 Import

As an importer, CMC must comply with import regulations and requirements when engaging in international trade. Because of the continued globalization of CMC's business, there are many situations, some of them very subtle, in which your work may have import implications. For example, in addition to the obvious one in which you are importing raw materials, parts or products into the U.S. or another country, there may be import implications in activities, -- such as  development process activity requiring non-U.S. sourcing, customer activity requiring the shipment of products to another country, or the shipment of samples.  In addition, experience has shown that designing parts and ensuring accuracy of inventory of parts will have import implications whenever those parts will cross international borders. You need to be aware of import regulations and requirements, especially if you are involved in importing. A failure to comply with the law can result in fines, penalties, imprisonment and/or a loss of import privileges. If you have questions about imports, contact your manager, Director of Logistics, or the Office of the General Counsel.

4.2.5 Safety, Health and the Environment

CMC is committed to leadership in safety, health and environmental protection. Not only will we comply with all safety, health and environmental laws in the countries in which we operate, but if there is no law or if the law does not protect the safety and health of our employees and the environment, we will set and adhere to stringent standards of our own. Each of us must comply with safety, health and environmental laws and CMC's related policies.

If you are involved with processes that affect the environment, such as measuring, recording or reporting discharges and emissions to the environment or handling hazardous wastes, you must be sure to comply with environmental regulations and permits. You must also maintain CMC standards and ensure that reports are accurate and complete.

As an employee, you have a role to play in working in a manner that supports your own safety and health and that of others, as well as in protecting the environment. If you become aware of any violation of safety, health or environmental law or any action that may appear to conceal such a violation, you should immediately report the matter to your manager, CMC’s Director, Safety, Health and Environment, or to CMC’s General Counsel.

4.2.6 Lobbying

Any contact with government personnel for the purpose of influencing legislation or rule making, including how CMC operates in a particular country or locality, is considered lobbying. Some laws also define lobbying even more broadly to include our normal marketing activities. You are responsible for knowing and adhering to all the relevant lobbying laws and associated gift laws, if applicable, and for compliance with all reporting requirements.
In general, any and all lobbying activity related to CMC is coordinated through CMC’s General Counsel.  You must obtain the prior approval of CMC’s General Counsel to lobby or authorize anyone else (for example, a consultant or agent) to lobby on CMC's behalf.

4.2.7 Accounting, Financial Reporting and Disclosure Obligations

As a public company, CMC is required to follow strict accounting principles and standards, to report financial information accurately and completely, and to have appropriate internal controls and processes to ensure that our accounting and financial reporting and disclosure comply with relevant law.  Each of us has an obligation to comply with these requirements and to do what is needed to help CMC comply.

To this end, the rules for accounting and financial reporting require the proper recording of, and accounting for, revenues, costs, expenses, and other assets and liabilities; if you have involvement in or responsibility for these matters, you need to understand and follow these rules. Similarly, each of us needs to ensure that we comply with related rules, such as those that prohibit anyone from assisting others to account improperly or make false or misleading financial reports.

You must accurately and completely record and report all information, and you must not assist anyone to record or report any information inaccurately or in a way that could be misleading.  In addition, you must never provide advice to anyone outside of CMC, including customers, suppliers or business partners, about how they should record or report their own revenues, costs, expenses and other assets and liabilities.  If you become aware of any action related to accounting or financial reporting that you believe may be improper, you are encouraged and expected to contact CMC’s General Counsel, CEO, CFO, Controller, Director of Internal Audit, or other CMC manager by using the various communications channels described in this Code of Business Conduct.

Furthermore, CMC’s policy is to provide full, fair, accurate, timely and understandable disclosure in reports and documents that CMC submits to or files with the Securities and Exchange Commission, other regulatory bodies, and in other public communications made by us.  The accuracy and timeliness of public disclosure can have an impact on the investment decisions of hundreds of investors.  CMC's executive, financial, and accounting officers are responsible for assuring that the information we release to the public is free from material misstatements, omissions, or inaccuracies, but you must also do your part.  Your first responsibility is to assure that all of our business is conducted in accordance with our Vision and Values and with this Code of Business Conduct.  If you become aware of any facts or circumstances that cause you to believe that any information that has been or will be released to the public contains material misstatements, omissions, or inaccuracies, you are encouraged and expected to contact CMC’s General Counsel, CEO, or CFO to discuss the matter.  See Section 3.1.  Communications Channels, for a complete description of the channels open to you to express any concerns about this or other matters covered by the Code of Business Conduct or otherwise.

In certain situations and pursuant to and in compliance with relevant law, CMC in its discretion may recover, cancel or rescind equity incentive program or annual incentive program bonus awards where certain material misstatements, omissions or inaccuracies have occurred subsequent and in relation to such awards being delivered.

5.0 FURTHER GUIDANCE REGARDING WORKING WITH CUSTOMERS, SUPPLIERS AND OTHER OUTSIDE PARTIES

You must be ethical and lawful in all of your business dealings whether you are selling, buying or representing CMC in any other capacity.

Today CMC is engaged in a variety of business relationships with other companies and organizations, including customers, suppliers, distributors, and co-suppliers/original equipment manufacturers. No matter what type of organization you are dealing with or what its relationship is to CMC, you should always observe the following general standards.

5.1 Avoiding Misrepresentation

Never make misrepresentations or dishonest statements to anyone. If you believe that the other person may have misunderstood you, promptly correct any misunderstanding. Honesty based on clear communication is integral to ethical behavior. The resulting trustworthiness is essential to forming and maintaining sound, lasting relationships.

5.2 Dealing with Suppliers

In deciding among competing suppliers, we weigh the facts impartially to determine the best supplier. You should do so whether you are in a purchasing job, a local office or any other part of our business, and without regard to the type or volume of transaction.

Whether or not you are in a position to influence decisions involving the evaluation or selection of suppliers, you must not exert or attempt to exert influence to obtain "special treatment" for a particular supplier. Even to appear to do so can undermine the integrity of our established procedures.  CMC uses an evaluation process to select the best suppliers. Prices and other information submitted by suppliers and our evaluation of that information are confidential to CMC. Employees and former employees may not use any of this information outside of CMC without written permission from management. It is essential that suppliers competing for our business have confidence in the integrity of not only our selection process but also our working relationship with them once they have been selected as a supplier.

5.2.1 Avoiding Reciprocal Dealing

Seeking reciprocity is contrary to CMC policy and may also be unlawful. You should not tell a prospective supplier that your decision to buy its goods or services is conditioned on the supplier's agreement to buy CMC products or services.

This does not mean that a customer of CMC cannot be a supplier to CMC or that CMC can never consider its other relationships with the supplier when it is evaluating the supplier. It simply means that CMC's decision to buy from a supplier must be made independently from that supplier's decision to buy from CMC.

5.3 Competing in the Field

CMC will compete vigorously for business. If circumstances require modified pricing or service or support terms, the modifications must be specifically approved by the appropriate level of management. Never extend any modified contract terms to any customer without prior authorization.

If you are performing a marketing or customer service or support activity, CMC expects you to compete not just vigorously and effectively, but lawfully and ethically as well.

5.3.1           Working with Customers and Avoiding False and Misleading Statements about Competitors

It is CMC’s policy to sell our products and offerings on their merits, enabling our customers to make their choices in an unrestrained manner, based on accurate information. Never force or suggest that it is a requirement that our customers take other CMC products or offerings as a condition of delivery of the desired product or offering.  In addition, we will not sell a product on the condition that the customer will not use or purchase the products of a particular competitor.  Also, false or misleading statements and innuendoes about competitors, their products or their offerings are improper. All of this type of conduct only invites disrespect from customers and complaints from competitors.

Be sure that all comparisons to competitors and their products and offerings are substantiated, and that they are complete, accurate and not misleading whenever they are made. Certain countries prohibit comparative advertising. Advice on this subject is available from the Office of the General Counsel.

5.4 Relationships with Other Organizations

Frequently, other organizations have multiple relationships with CMC. For example, a co-supplier/original equipment manufacturer may be both an end user and a competitor.  Another organization may be a CMC supplier and customer at the same time, or a supplier to us in one aspect of its business and a competitor in another. Still another organization may be an agent for our customer (for example, a third party chemical manager), and also a competitor to us.  In any dealings, it is important that you understand each one of the relationships involved, and act accordingly.

5.4.1 Complementary Third Parties

CMC has various relationships with complementary third parties, such as distributors and sales representatives, to help CMC market and support CMC’s products and offerings, and those relationships are governed by the arrangements we have with those third parties as well as relevant law in many countries. If your responsibilities bring you into contact with these third parties, and you have questions about how to work with them, please contact the Office of the General Counsel.

5.4.2 Business Contacts with Competitors

It is important to recognize when a company you are dealing with, as a supplier, customer, or agent to a customer of ours, is also a CMC competitor. Such relationships require extra care. It is inevitable that you and competitors will, from time to time, meet, talk and attend the same industry or association meetings. Many of these contacts are perfectly acceptable as long as you follow established procedures. Acceptable contacts include: sales to other companies in our industry and purchases from them; approved participation in joint meetings or interactions with mutual customers; and attendance at business shows, standards organizations and trade associations. But even these contacts require caution. If in doubt, you should seek advice from the Office of the General Counsel.

5.4.3 Prohibitions

In all contacts with competitors, do not discuss pricing policy, contract terms, costs, inventories, marketing and product plans, market surveys and studies, production plans and capabilities, arrangements with, or identity of, suppliers -- and, of course, any other proprietary or confidential information.

Discussion of these subjects or collaboration on them with competitors can be illegal. If a competitor raises any of them, even lightly or with apparent innocence, you should object, stop the conversation immediately, and tell the competitor that under no circumstances will you discuss these matters. If necessary, you should leave the meeting.

In summary, disassociate yourself and CMC from participation in any possibly illegal activity with competitors; confine your communication to what is clearly legal and proper. Finally, report immediately to the CMC General Counsel any incident involving a prohibited subject.

5.5 Acquiring and Using Information about Others

In the normal course of business, it is not unusual to acquire information about many other organizations, including competitors. Doing so is a normal business activity and is not unethical in itself. In fact, CMC quite properly gathers this kind of information for such purposes as evaluating suppliers and creditworthiness. We also collect information on competitors from a variety of legitimate sources to evaluate the relative merits of their products, services, and marketing methods. This activity is proper and necessary in a competitive system.

There are, however, limits to the ways that information should be acquired and used, especially information about competitors. No company should use improper means to acquire a competitor's trade secrets or other confidential information. Illegal practices such as trespassing, burglary, wiretapping, bribery and stealing are obviously wrong; so is attempting to acquire a competitor's confidential information from the competitor's employees or CMC’s customers. CMC will not tolerate any form of questionable intelligence-gathering.

Information about other companies, especially that of our customers and suppliers, should be treated with sensitivity and discretion. Such information is often about individuals. Other companies are rightly concerned about their proprietary information, reputations and the privacy of their people.

In addition, individuals, such as the employees of customers and suppliers, are also concerned about their privacy, especially now that internet use is so widespread. CMC remains committed to protecting the privacy of personal information of others. CMC will only collect, use, process, and disclose an individual's personal information in accordance with our privacy policies and guidelines.

When working with sensitive information about other companies and individuals, you should use that information in the proper context and make it available only to other CMC employees with a legitimate need to know. In presenting such information, you should disclose the identity of the organization or individuals only if necessary. If disclosure is not necessary, you should present the information in the aggregate or by some other means.

5.6 Information Owned by Others

Like CMC, other organizations and some individuals have intellectual property, including confidential information, they want to protect. They are sometimes willing to disclose and allow others to use their proprietary information for a particular purpose. If you receive another party's proprietary information, you must proceed with caution to prevent any accusations that CMC misappropriated or misused the information.

5.6.1 Receiving Information that May Be Confidential or Have Restrictions on Its Use

To avoid the risk of CMC being accused of misappropriating or misusing someone's confidential or restricted information, there are certain steps you must take before receiving such information. The receipt of confidential or restricted information (whether oral, visual or written) must not take place until the terms of its use have been formally agreed to by CMC and the other party in a written agreement approved by CMC’s Associate General Counsel – Intellectual Property. Once another party's confidential or restricted information is properly in your hands, you must not use, copy, distribute or disclose that information unless you do so in accordance with the terms of the agreement.

In any case, do not take the status of information for granted. If you have information in your possession that you believe may be confidential to a third party or may have restrictions on its use, you should consult immediately with CMC’s Associate General Counsel – Intellectual Property.
5.6.2 Acquiring Software

Special care should be taken in acquiring software from others. As intellectual property, software is protected by copyright, and may also be protected by patent or trade secret laws. Software includes computer programs in "beta" or finished form, databases and related documentation. The software may be on CD-ROMs or diskettes or it may reside on electronic online bulletin boards or databases or be available through the internet. Before you accept software, access software or data on or from a network, or accept a license agreement, you must review the matter with CMC’s Associate General Counsel – Intellectual Property.  The terms and conditions of any license agreement--such as provisions not to copy or distribute programs--must also be strictly followed. If you acquire software for your personally owned equipment, you should not copy any part of such software in any work you do for CMC or place such software on any CMC-owned computer system. This includes any copies of software which reside on any electronic online bulletin boards or databases.

It is your responsibility to make sure that all third party software you are using is appropriately licensed and that you use it only in accordance with the terms of its license.

5.7 Using Trademarks

CMC and many other companies have trademarks--words, names, symbols or devices--that are used to identify and distinguish the company's products. Two of CMC’s most prominent trademarks are our logo and name, Cabot Microelectronics.  Some trademarks are registered in the U.S. Patent and Trademark Office; others are not. For example,  “iCue” and “Epic” are registered trademarks of CMC, indicated by an "(R)". There are other trademarks of CMC that are not yet registered, for example, “LUSTRA”. Its trademark status is indicated by "TM". There may be additional or different trademark designations outside of the U.S.

In all countries, it is important that you properly acknowledge and use CMC trademarks and the trademarks of other companies. Specifically, you should always ensure that the trademark is spelled correctly and written the way the owner of the trademark writes it. You should not use the trademark as a generic name and should use the trademark only as an adjective.  Also, you should indicate the first time the trademark is mentioned in a publication that it is a trademark of CMC or of the company who owns it.

You should consult CMC’s Associate General Counsel – Intellectual Property if you have questions on the proper use of a trademark.

6.0 YOUR OWN ACTIVITIES

6.1 Conflicts of Interest

Your private life is very much your own. Still, a conflict of interest may arise if you engage in any activities or advance any personal interests, at the expense of CMC's interests. It's up to you to avoid situations in which your loyalty may become divided. Each individual's situation is different, and in evaluating your own, you will have to consider many factors. The most common types of conflicts are addressed here to help you make informed decisions.  You should consult with CMC’s General Counsel if you have any questions about these matters.

6.1.1 Assisting a Competitor or Other Organizations Related to Our Industry or Business

An obvious conflict of interest is providing assistance, services or information to an organization that markets products and offerings in competition with CMC’s current or potential products or offerings. Similarly, another conflict of interest is providing assistance, services or information related to our industry or business to an organization that is in the business of information-gathering for financial, investment or industry assessment or analysis purposes (e.g., “expert networks”, industry consulting, or investment analysis firms).  You may not work for or provide services to any such organizations in any capacity, such as an employee, a consultant, an information source, an “expert”, or as a member of its board of directors; you may not hold more than a nominal financial interest in such an organization if it is publicly traded, and not hold any interest if it is privately held.  Such activities are prohibited because they could divide your loyalty between CMC and that organization.   In addition, they could involve your disclosing inside or other information of CMC or a third party such as a customer or a supplier.

In addition, you may not serve as a member of the board of directors of any for-profit entity, whether publicly or privately held, without prior approval from the CMC General Counsel.

6.1.2 Competing against CMC

Employees should be careful to avoid activities that conflict with CMC’s business interests.

Obviously, you may not commercially market or develop products or services in competition with CMC's current or potential products or offerings. Such activities are "commercial" if you receive direct or indirect remuneration of any kind.  In addition, certain non-commercial activity, such as research collaborations with universities or consortiums, also might conflict with CMC’s business interests.

Because CMC is expanding into new lines of business and new areas of interest, the company will redraw lines of acceptable activity on an ongoing basis. It is unlikely that you will find definitive answers to many of your questions regarding the boundaries of acceptable activity in published guidelines. It is therefore your responsibility to consult with your management or the Office of the General Counsel to determine whether your planned activity will compete with any of CMC’s actual or potential businesses. This should be done before you pursue any activity that might create a conflict of interest or the appearance of a conflict of interest with CMC.

6.1.3 Supplying to or Other Relationships with CMC

Unless approved in advance by an executive officer and CMC’s General Counsel, you may not be a supplier of any kind of product or services to CMC, represent a supplier to CMC, work for a supplier to CMC, hold more than a nominal financial interest in a supplier, or be a member of its board of directors while you are an employee of CMC. In addition, you may not accept money or benefits of any kind for any advice or services you may provide to a supplier in connection with its business with CMC.  These same prohibitions also apply to your dealings with any entity with whom CMC does business.

6.1.4 Other Personal Financial Interests

In addition to the restrictions discussed above, you should not have any financial interest in any organization with whom CMC does business or competes if that interest would give you or would appear to give you a conflict of interest with CMC. Such organizations include suppliers, competitors, customers, distributors and co-suppliers/original equipment manufacturers.  You should consult with CMC’s General Counsel if you have any questions remaining after considering the following:

6.1.4.1 Publicly Traded Securities

To determine whether an improper interest exists, ask yourself the following questions:

-	What is the extent of the competition or the nature of the relationship between CMC and the other company?
-	If the other company is in more than one line of business, how significant is the part that competes with or supplies CMC?
-	What is the size of my investment in relation to my salary and other family income, including income from other investments?
-	Is it significant enough to cause me to take some action as a CMC employee to protect or enhance my investment?
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Given the nature of my job in CMC, could my actions as a CMC employee affect the value of my investment in the other company (for example, do you have anything to do, either directly or indirectly, in deciding whether CMC does business with that company)?

-	Could my actions significantly enhance my investment, even if it is a relatively modest one?

A financial interest is improper if your job, the amount of your investment, or the particular company in which you invested could--when viewed objectively by another person--influence your actions as a CMC employee.

Additionally, from time to time, an existing or prospective CMC supplier, distributor or customer may offer stock options or other securities to a select small group of investors in connection with the company's initial public offering. You should not accept or buy any of that company's securities in such a situation without receiving prior approval from CMC’s General Counsel.

You should not evade these guidelines on investments by acting indirectly through anyone else.

6.1.4.2 Privately Held Organizations

Investments in privately (sometimes referred to as “closely”) held organizations--typically, privately held corporations, partnerships or even sole proprietorships--raise additional concerns over those in publicly traded companies because of the closer ties of investors to most privately held organizations. For example, there are generally relatively few investors or owners of such companies, giving each a greater stake in ownership; the investors often have a chance to participate in the company's day-to-day operations; and the investors may be perceived to be closely identified with the company.

This relatively close relationship may give the appearance to competitors of the privately held organization that it derives some benefit from CMC. Such a relationship may also give the appearance to CMC employees that the investing employee is using CMC's time, facilities or confidential information for the benefit of the privately held company. For these reasons, employees may not make any investment in a privately held organization that is a competitor, supplier, distributor, customer or other organization with whom CMC does business.

6.2 Using Inside Information and Insider Trading

In the course of your employment with CMC, you may become aware of information about CMC or other companies that has not been made public. The use of such nonpublic or "inside" information about CMC or another company for your financial or other benefit not only is unethical, but also may be a violation of law. U.S. law makes it unlawful for any person who has "material" nonpublic information about a company to trade the stock or other securities of the company or to disclose such information to others who may trade. Violation of such laws may result in civil and criminal penalties, including fines and jail sentences. CMC will not tolerate the improper use of inside information. These prohibitions also apply outside the U.S.

Material inside information is information which is not available to the general public and which could influence a reasonable investor to buy, sell or hold stock or securities. While it is not possible to identify in advance all information that could be viewed as material inside information, some examples might include nonpublic information about: CMC’s financial performance including earnings and actions related to its stock; acquisitions or other business combinations; divestitures; major new product announcements; significant advances in research; significant contracts or the loss of them; and, other significant activities affecting CMC. Here are some examples of how you can avoid the improper use of inside information:

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If you know that CMC is considering an alliance or is about to announce a new product or make a purchasing decision that could affect the price of the stock of a CMC supplier or other company, you should not buy or sell the stock of that company until after the information becomes public.

-	Similarly, if you know that CMC is about to make an announcement that could affect the price of its own stock, you should not buy or sell CMC stock on the open market until after the announcement.
-	You should not buy or sell the stock of a customer,supplier or other company with whom CMC does business based on any inside information you have about that company.
-	If you have nonpublic information that CMC is about to build a new facility or expand an existing facility, you should not invest in land or in any business near the new site.
-	You should not disclose inside information to CMC employees who do not have a business need to know or to anyone outside of CMC.

CMC’s directors, officers, and other key employees are also subject to additional responsibilities and guidelines with respect to trading in CMC’s stock, such as a prohibition on trading during quarterly “blackout” periods.

As with investments, you should not evade these guidelines by acting through anyone else or by giving inside information to others for their use even if you will not financially benefit from it.

If you have any doubt about what you can or cannot do in this area, you should consult with CMC’s General Counsel.

6.3 Using CMC's Time and Assets

You may not perform non-CMC work or solicit such business on CMC premises or while working on CMC time, including time you are given with pay to handle personal matters. Also, you are not permitted to use CMC assets, including equipment, information systems, telephones, materials, resources or proprietary information for any outside work.

6.4 Public Service

CMC encourages employees to be active in the civic life of their communities. However, such service may, at times, place you in a situation that poses a conflict of interest with CMC. As a board or committee member, you may, for example, be confronted with a decision involving CMC. It might be a decision by a board of tax assessors or a zoning board that affects CMC property. In such circumstances, your interest in CMC and your obligation to the civic organization might pull you in opposite directions. The law may require you to abstain, depending on your position in CMC and whether you stand to gain personally from the decision. On the other hand, there may be circumstances in which the law does not permit you to abstain. While you are in the best position to make the decision and bear the responsibility for the decision, before making your decision, you should get advice from the civic organization's lawyer and from the Office of the General Counsel. In order to protect CMC from embarrassment or other issues, whether or not you finally abstain, you should make it clear that you are a CMC employee and thereby head off any charges of trying to conceal your association with CMC.  If you decide to abstain, state clearly that you are doing so because there would be a conflict of interest--or the appearance of one--if you did not.
6.5 Participation in Political Life

CMC will not make contributions or payments or otherwise give any endorsement of support which would be considered a contribution directly or indirectly to political parties or candidates, including through intermediary organizations, such as political action committees or campaign funds. For example, CMC will not purchase tickets or pay fees for you or anyone else to attend any event where any portion of the funds will be used for election campaigns. In many countries, political contributions by corporations are illegal. CMC will not make such contributions, even in countries where they are legal. Also, the company will not provide any other form of support that may be considered a contribution.

You must not make any political contribution as a representative of CMC. You may not request reimbursement from CMC, nor will CMC reimburse you, for any personal contributions you make. In addition, you should recognize that your work time or use of CMC assets is the equivalent of such a contribution. Therefore, you will not be paid by CMC for any time spent running for public office, serving as an elected official or campaigning for a political candidate, unless required by law.  You can, however, take reasonable time off without pay for such activities if your CMC duties permit the time off and it is approved by your manager. You also may use vacation time for political activity.

6.5.1 Speaking Out

When you speak out on public issues, make sure that you do so as an individual. Don't give the appearance that you are speaking or acting on CMC's behalf.

6.6 Someone Close to You Working in the Industry

With the growth in two-career families and the expansion of our industry, you may find yourself in a situation where your spouse, another member of your immediate family or someone else you are close to is a competitor or supplier of CMC or is employed by one. While everyone is entitled to choose and pursue a career, such situations call for extra sensitivity to security, confidentiality and conflicts of interest. The closeness of the relationship might lead you to inadvertently compromise CMC's interests.

There are several factors to consider in assessing such a situation. Among them are the relationship between CMC and the other company, the nature of your responsibilities as a CMC employee and those of the person close to you, and the access each of you has to your respective employer's confidential information.

If you have any questions about your situation, you should review it with your manager to assess the nature and extent of any concern and how it can be resolved. Frequently, any risk to CMC's interests is sufficiently remote that your manager need only remind you to guard against inadvertently disclosing CMC confidential information. However, in some instances, a change in the job responsibilities of one of the people involved may be necessary.

7.0 SOME ADDITIONAL GUIDANCE

As already stated, while this Code of Business Conduct provides you with basic guidelines for performing your responsibilities as a CMC employee in a lawful and ethical way and in conjunction with CMC’s Vision and Values, it cannot serve as a definitive statement for each situation that you may encounter as a CMC employee.  If you are in doubt about a particular business conduct situation, you might ask yourself the following questions:

-	Is it legal?
-	Does it violate CMC’s policy?
-	Is it consistent with CMC’s Vision and Values?
-	Is it fair and just? How does it make me feel about myself?
-	What would my family think about it?
-	How would it look in a newspaper article?
-	Will I sleep soundly tonight?
-	What would I tell a child to do?

If you are unsure about what to do, ask questions – contact your manager, a more senior-level manager, the Human Resources Department or the Office of the General Counsel.

To keep pace with the complexity and change that is an ongoing part of our business and industry, we will maintain this Code of Business Conduct online and update it on an ongoing basis as necessary.  Employees also need to comply with CMC’s employee policies and procedures, and employees who work with particular matters – for example, safety, health and environment, human resources, finance, export/import – also may have additional guidelines to follow.
Any exceptions to CMC’s Code of Business Conduct for CMC employees other than Directors or Executive Officers must be specifically approved by CMC’s Chief Compliance Officer, who is CMC’s General Counsel; any exceptions for Directors or Executive Officers must be specifically approved by the Board of Directors of CMC.

CODE OF BUSINESS CONDUCT CERTIFICATION

I acknowledge that I have received and will comply with Cabot Microelectronics Corporation’s Code of Business Conduct.  I understand that if I have questions related to the Code of Business Conduct, or become aware of any violations or potential violations of it, I need to discuss them promptly with my manager, any other CMC manager, the Human Resources Department, CMC counsel, including CMC’s General Counsel, who is CMC’s Compliance Officer, or CMC’s Director of Internal Audit, call the Ethics Line at 630/499-2702, send an email to Ethics_Email@cabotcmp.com, contact any member of CMC’s Board of Directors, including any member of the Audit Committee of the Board, by sending an email to Audit_Committee@cabotcmp.com, or contact the independent, multilanguage service Listen Up via either phone, email (listenupreports.com) or letter, as detailed in Section 3.1 of the Code of Business Conduct.  I understand I can make any inquiry or notification either anonymously or by identifying myself.

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